Exhibit (d)(3)

December 22, 2018

CONFIDENTIAL

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Ladies and Gentlemen:

In connection with discussions between Eli Lilly and Company (“you”) and Loxo Oncology, Inc. (the “Company” and collectively with you, the “parties”) of a possible negotiated acquisition transaction (a “Transaction”), the parties will furnish to each other certain information that is proprietary, non-public and/or confidential concerning the other party, its affiliates or subsidiaries and/or its business, including Confidential Information (as defined below in Section 1). The party’s whose information is disclosed hereunder is referred to as the “Discloser” and the party that receives Discloser’s information hereinafter is referred to as the “Recipient”).

1. As a condition to furnishing such information to the Recipient, the Discloser requires that the Recipient agrees to treat, and direct its Representatives (as defined below in this Section 1) to treat, confidentially any information and data (including, without limitation, forecasts, projections, financial or business plans, information regarding products and product development plans, information regarding tests, pre-clinical studies and clinical trials and the results thereof, information regarding regulatory matters and communications with regulators, marketing plans, information regarding customers, partners, licensees, employees, contracts and contract terms, and information regarding inventions, processes, intellectual property, patent applications and know-how), whether prepared by a party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic, that the Discloser or any of its Representatives has furnished or may hereafter furnish to the Recipient or its Representatives, or is otherwise received by the Recipient or its Representatives through due diligence investigation or discussions with employees or other Representatives of the Discloser, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Discloser or the Recipient or their respective Representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as “Confidential Information”), and to take or abstain from taking certain other actions set forth herein. As used herein, the term “Representative” means, when used with respect to any party, such party’s subsidiaries and affiliates and its and its subsidiaries’ and affiliates’ respective directors, officers, employees, affiliates, consultants, attorneys, agents, counsel, advisors and other representatives; provided that the term “Representative” with respect to you shall not include any financing sources other than Deutsche Bank without our prior written consent (and shall include Deutsche Bank and any other financing sources to whom we so consent).

2. The term “Confidential Information” does not include information that (a) is already in the Recipient’s possession as shown by its files and records immediately prior to the time of disclosure; provided that such information is not known by the Recipient, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Discloser or any other party with respect to such information, (b) is or becomes generally available to the public other than as a result of a breach of the terms hereof by the Recipient or its Representatives, (c) is received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives; provided that such source is not known by the Recipient, after reasonable inquiry, to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Discloser or any other party with respect to such information, or (d) is independently developed by the Recipient or its Representatives without reference to, reliance on or use of any Confidential Information (for which the Recipient shall have the burden of proof to demonstrate the absence of such reference, reliance or use).

3. The Recipient hereby agrees that the Confidential Information will be used by the Recipient and its Representatives solely for the purpose of evaluating, proposing or negotiating a possible negotiated Transaction and for no other purpose, and will be kept confidential by the Recipient and its Representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to its Representatives who need to know such information solely for the purpose of evaluating any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and Transaction Information (as defined below in Section 7) and have agreed in writing to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if it were a party hereto. Any action by any of the Recipient’s Representatives that would constitute a breach of this letter agreement if taken by the Recipient shall be deemed to constitute a breach of this letter agreement by the Recipient. Furthermore, the Recipient hereby agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of Confidential Information. Confidential Information shall remain the property of the Discloser, and disclosure to the Recipient shall not confer on the Recipient any rights (including any intellectual property rights) with respect to such Confidential Information, other than limited use rights specifically set forth in this letter agreement. The Recipient agrees that the Recipient will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, which measures shall include the same degree of care that the Recipient utilizes to protect its own Confidential Information of a similar nature. The Recipient also agrees to notify the Discloser in writing promptly of any unauthorized disclosure, misuse or misappropriation of the Confidential Information that comes to its attention.

4. The Recipient hereby acknowledges that the Recipient is aware, and that the Recipient will advise its Representatives who are informed or, to its knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5. In the event that the Recipient or any of its Representatives receives a request, or is legally required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including Transaction Information, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, governmental proceeding or stock exchange rule, the Recipient agrees to (a) except to the extent prohibited by applicable law, immediately notify the Discloser of the existence, terms and circumstances surrounding such a request or requirement so that the Discloser may, at its expense, seek an appropriate protective order or other remedy and/or waive its compliance with the applicable provisions of this letter agreement (and, if the Discloser seeks such an order or other remedy, the Recipient agree to provide such cooperation as the Discloser may reasonably request at its expense) and (b) if disclosure of such information is legally required in the opinion of its outside legal counsel, notify the Discloser in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Discloser so designates and then disclose only that portion of such Confidential Information that is legally required to be disclosed. In any event, the Recipient agree that the Recipient will not oppose any action by the Discloser to obtain an appropriate protective order or other remedy with respect to such information.

6. Except for the Company’s agreement with Deutsche Bank, without the prior written consent of the Company, you will not, and will cause your Representatives not to, enter into any agreement, arrangement or understanding with any other person that limits, restricts or otherwise impairs in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential transaction between such person and the Company or providing equity or debt financing in connection with a potential transaction involving the Company. Except for the Company’s agreement with Deutsche Bank, you represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, neither you nor any Representative of yours have, prior to your execution of this letter agreement, taken any of the actions referred to in this Section 6.

7. Each of the parties hereto agrees that it will not, and will cause its Representatives not to, disclose to any person (other than to its Representatives who need to know such information solely for the purpose of a possible Transaction and who have been advised of this letter agreement and the confidential nature of such information and have agreed in writing to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if it were a party hereto): (a) the fact that investigations, discussions or negotiations between the parties hereto are taking place or have taken place concerning a possible Transaction, (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other party’s consideration of a possible Transaction, or (in your case) any opinion or view with respect to the Confidential Information or the other party, (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives (clauses (a) through (d) collectively, “Transaction Information”), except that either party may make disclosure of any such Transaction Information if it determines that such disclosure is required by applicable law or stock exchange regulations but only in accordance with the procedures, to the extent applicable, set forth in Section 5.

8. This letter agreement does not constitute or create any obligation of either party to provide any information to the other party. The Company may at any time in its sole discretion decline to provide you with any Confidential Information, deny your access to any electronic data room or terminate further discussions with you regarding a Transaction. Each party understands that neither the Discloser nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and agree that neither the Discloser nor its Representatives shall have any liability to the Recipient or its Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither the Recipient nor its Representatives will make any claims whatsoever against such other persons, with respect to or arising out of the review of or use or content of any Confidential Information or any errors therein or omissions therefrom; or any action taken or any inaction occurring in reliance on any Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. The Recipient and its Representatives agree not to assert any claim of title or ownership to the Confidential Information, nor does this Agreement grant the Recipient or its Representatives any licenses in respect of any such information.

9. At the request of the Discloser, the Recipient and its Representatives shall promptly, at its election, either (a) return to the Discloser all written or electronic Confidential Information received from the Discloser or (b) destroy all written or electronic Confidential Information then in the Recipient’s or its Representatives’ possession. In either event, the Recipient shall also destroy all written or electronic data developed or derived from Confidential Information, and shall cause its Representatives to do likewise. All return and/or destruction pursuant to this Section 9 shall be certified in writing to the Discloser by an authorized officer supervising such destruction. In such event, all oral Confidential Information and Transaction Information shall remain subject to the terms of this letter agreement. Notwithstanding anything to the contrary in the foregoing, such obligation to return or destroy Confidential Information shall not cover information (1) to the extent required to be retained by a regulator or pursuant to applicable law or regulation or (2) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, accessed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Confidential Information.

10. Neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning Confidential Information, (b) requests for meetings with management in connection with a possible Transaction (including, for the avoidance of doubt, any equity or employment agreements to be entered into in connection therewith) or (c) any other communication relating to the Company (other than in the ordinary course of business) or a possible Transaction, in each case with any director of the Company (except as expressly provided in Section 11), or any officer or employee of the Company or any of its subsidiaries, in each case who has not been designated by Joshua Bilenker or Jacob S. Van Naarden. Any requests for information, meetings or discussions relating to a possible Transaction should be directed solely to Mr. Bilenker, Mr. Van Naarden or Goldman Sachs & Co. (or such other person as may be designated in writing by Mr. Bilenker or Mr. Van Naarden).

11. You agree that, for a period of 12 months from the date of this letter agreement (the “Standstill Period”), neither you nor any of your controlled affiliates or subsidiaries will, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of the Company’s Board of Directors, chief executive officer or chief business officer:

(a)

acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the Company or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from securities of the Company or any of its subsidiaries or conveying the right to acquire or vote securities of the Company or any of its subsidiaries, or any ownership of any of the assets or businesses of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(b)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the Company or any of its subsidiaries;

(c)

form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or its subsidiaries or any voting securities of the Company or any of its subsidiaries;

(d)

arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;

(e)

otherwise act, whether alone or with others, to seek to propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, publicly comment on any of the foregoing, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

(f)

solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or any other acquisition of the Company or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the Company or any of its subsidiaries, or any other similar transaction;

(g)	advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(h)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(i)	take any action that might cause or require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(j)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Nothing contained in this Section 11 shall be deemed to prevent: (i) any beneficial ownership by any of your Affiliates that are investment funds of less than five percent (5%) of the total voting power of the outstanding shares of capital stock of the Company in the aggregate, including, without limitation, for purposes of calculating the voting power of the outstanding shares of capital stock of the Company any option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities, regardless of when it is exercisable; provided that such investment fund has not received and does not have access to Company Confidential Information and is not directed by you with respect to its purchases of any such securities, or (ii) any independent investment funds, independent pension or other employee benefit plan administrator for any pension or other employee benefit plan for your employees who have not received and do not have access to Company Confidential Information from engaging in investment operations (including trading) that are not directed by you, and are conducted without the intent or objective of affecting the control of the Company or influencing its management.

Notwithstanding anything to the contrary in this Section 11, nothing shall prevent a private communication to the Company’s Board of Directors, chief executive officer or chief business officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed other than to the extent required in a proxy statement or Schedule 14D-9 filed by the Company with respect to an acquisition or merger transaction; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder.

Notwithstanding anything to the contrary in this letter agreement, this Section 11 shall be of no further force and effect in the event that (i) the Company shall enter into any agreement with a third party (other than you or any of your affiliates) providing for (A) a merger, (B) a tender or exchange offer for 50% or more of the Company’s equity securities, (C) a sale of 50% or more of the Company’s and its subsidiaries consolidated assets (including equity securities of subsidiaries) or the Company’s equity securities in a single transaction or series of related transactions, (D) a recapitalization or other transaction involving the Company that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company’s equity securities or (E) any other single transaction or series of related transactions that results in a change of control of the Company (any of the transactions referred to in the foregoing clauses (A) through (E), an “Alternative Transaction”), (ii) a third party shall commence a tender offer or exchange offer to acquire 50% or more of the Company’s equity securities that is not rejected by the Company’s board of directors within ten (10) days of receiving such offer or (iii) the Company shall publicly disclose that it has authorized a process for the solicitation of competing offers or indications of interest in respect of an Alternative Transaction, and you are prohibited from participating in the process on substantially the same terms as applied to other participants in such process (any event described in clauses (i) through (iii) above, a “Standstill Termination Event”). In addition, and notwithstanding anything to the contrary in this letter agreement, including Section 7 and this Section 11, upon the earlier to occur of a Standstill Termination Event and the expiration of the Standstill Period, you and your Representatives may use (but not disclose) Confidential Information and Transaction Information in connection with a possible transaction involving the Company.

12. You agree that, for a period of 12 months from the date of this letter agreement, neither you nor your controlled affiliates will, directly or indirectly, solicit for employment any employee or consultant of the Company or any of its subsidiaries, or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the Company or any of its subsidiaries; provided that this sentence shall not prohibit (a) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the Company or its subsidiaries or (b) any broad based recruitment efforts conducted by a recruitment agency not directed by you or your affiliates at the Company or any of its subsidiaries.

13. The Recipient acknowledges that the Discloser may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of certain Confidential Information. The Discloser is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, the Recipient will not claim or contend, in proceedings involving either party, that the Discloser waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

14. The Recipient acknowledges and agrees that Confidential Information has competitive value and is of a confidential and proprietary nature. Furthermore, the Recipient acknowledges and agrees that the Discloser may be irreparably injured by a breach of this letter agreement by the Recipient or its Representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Discloser in the event that this letter agreement is breached. Therefore, the Recipient may seek specific performance of this letter agreement and injunctive or other equitable relief in favor of the Discloser as a remedy for any such breach, without proof of actual damages. The Recipient further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for the breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other party.

15. No failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in such any such definitive agreement. Each party hereto further acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to Confidential Information, in each case at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent, this letter agreement or any non-disclosure or other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

17. This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties hereto or their respective affiliates, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the party against whom such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both parties hereto.

18. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

19. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY HERETO ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each party agrees not to commence any action, suits or proceeding relating thereto except in such courts. Each party hereto further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each party hereto hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20. For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity, (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party, (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person and (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise .

21. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22. Except as otherwise explicitly stated above, the Recipient’s obligations under this letter agreement shall terminate three years after the date of this letter agreement, except such obligations under Sections 8, 9 and 13 through 19, which shall have no expiration period. The termination of this letter agreement shall not relieve the Recipient from its responsibilities in respect of any breach of this letter agreement prior to such termination.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Loxo Oncology, Inc.

By:	/s/ Jacob Van Naarden
Name:	Jacob Van Naarden
Title:	CBO

Accepted, Confirmed and Agreed:

Eli Lilly and Company

By:	/s/ Darren J. Carroll
Name:	Darren J. Carroll
Title:	Sr. VP. Corporate Business Development